EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form F-4 of our report dated February 16, 2000 relating to the consolidated financial statements of GlobeNet Communications Group Limited, which appear in 360networks inc's Registration Statement on Form F-1 (No. 333-95621). We also consent to the references to us under the headings "Summary Financial Data" and "Experts" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Summary Financial Data."

/s/ PRICEWATERHOUSECOOPERS LLP
Toronto, Canada
July 25, 2000